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EXHIBIT 10.33

Comfort Systems USA, Inc. 2012 Equity Incentive Plan
Non-Qualified Stock Option Notice

NAME	Grant Date:	March 19, 2014
STREET	Options Granted:	[•]
CITY	Option Price:	$[•]
	Last Date to Exercise:	03/19/2024

        We are pleased to inform you that you have been granted an option to purchase Comfort Systems USA, Inc. (the "Company") common stock. Your grant has been made under the Company's 2012 Equity Incentive Plan (the "Plan"), which together with the terms contained in this Notice, sets forth the terms and conditions of your grant and is incorporated herein by reference. If this is your first grant, a copy of the 2012 Equity Incentive Plan and of the Prospectus is enclosed. Please review these documents carefully.

Vesting:

        Subject to the terms of the Plan, the option vests according to the following schedule:

Vesting Date	Shares Vesting
04/01/2015	[•]
04/01/2016	[•]
04/01/2017	[•]

Exercise:

        You may exercise this Option, in whole or in part, to purchase a whole number of vested shares at any time, by following the exercise procedures set up by the Company. All exercises must take place before the Last Date to Exercise, or such earlier date as is set out in the Plan following your death, disability or your ceasing to be an employee. The number of shares you may purchase as of any date cannot exceed the total number of shares vested by that date, less any shares you have previously acquired by exercising this Option.

Employment Requirements:

        In the event of your separation from the Company, except in the event of retirement as described below, for any reason and under any circumstances, all further vesting of shares under this grant stops, and all unvested shares are canceled. As set out in the Plan, you will have 3 months after your employment ceases or is suspended to exercise your vested options, and in the event of your death or total disability you or your estate will have a period of 3 months to exercise any vested options. Notwithstanding the foregoing, if you retire from the Company at a time when the sum of your age, in whole years, and your years of service with the Company (as determined in a manner consistent with the method used for purposes of determining vesting under the Comfort Systems USA, Inc. 401(k) Plan) is at least 75, you shall be deemed to satisfy the continuous employment condition as required above on each vesting date following retirement. The Plan sets out the terms and conditions that govern this grant in the event of your termination of employment, death or disability.

Taxes and Withholding:

        This option is not intended to be an Incentive Stock Option, as defined under Section 422(b) of the Internal Revenue Code. Any exercise of this option is normally a taxable event, and if the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of shares arising from this grant, the Company shall have the right to require such payments from you, or to withhold such amounts from other payments due to you from the Company.

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  EXHIBIT 10.33
Comfort Systems USA, Inc. 2012 Equity Incentive Plan Non-Qualified Stock Option Notice